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Goodyear Expects Profit, Record Sales for 2004 Fourth Quarter;

Announces Refinancing Action to Improve Capital Structure

AKRON, Ohio, February 23, 2005 – The Goodyear Tire & Rubber Company said today it expects to report 2004 fourth quarter net income in the range of 55 to 65 cents per share. All per share amounts are diluted.

All seven Goodyear business units are expected to report positive segment operating income in the fourth quarter. Compared to the fourth quarter of 2003, segment operating income is expected to more than double in the company’s European Union business, increase by about 50 percent in the Latin America business, and improve by about 15 percent in the Chemical Product business. The North American Tire business is expected to report positive segment operating income for the third consecutive quarter, with results about equal to the third quarter of 2004 and up significantly from a loss in the fourth quarter of 2003. Segment operating income for each of the company’s other businesses will be about equal to levels attained in the fourth quarter of 2003.

The company expects record sales of $4.8 billion in the quarter. The increase in sales primarily reflects the consolidation of two subsidiaries, higher volume, improved pricing and product mix, and the favorable impact of currency translation.

“Our fourth quarter business unit results will reflect the ongoing progress of our turnaround efforts, including the benefits of new product introductions in all of our businesses,” said Robert J. Keegan, Goodyear chairman and chief executive officer. “We are building on the momentum of our first nine months of 2004 in which we achieved record sales and segment operating income that more than doubled compared to the previous year.”

The fourth quarter will include pre-tax gains of approximately $157 million from a previously announced insurance settlement and $22 million from a lawsuit settlement. The fourth quarter also includes pre-tax charges of $26 million for general and product liability-discontinued products and $11 million from asset sales, including the write down of assets relating to a rubber plantation.

Although Goodyear said its raw material prices increased more than anticipated in the fourth quarter, this increase was more than offset by higher selling prices and improved product, brand and customer mix, largely driven by strong acceptance of the company’s new products. Goodyear reiterated the expectation that its raw material costs will increase by 4 percent to

6 percent in 2005.

Full-year 2004 depreciation and amortization will be about $625 million, while the company’s capital expenditures increased to approximately $520 million.

Goodyear ended 2004 with debt of about $5.6 billion and a cash balance, excluding restricted cash, of approximately $2 billion. Total cash and available credit lines total more than $3 billion.

“In 2005 we remain focused on turnaround initiatives, and we continue to address the challenges that remain,” Keegan said. “The refinancing action we are announcing today is part of our overall strategy to improve our capital structure.”

The company said today that it intends to refinance approximately $3.3 billion of its credit facilities. These include:

•	A $1.3 billion asset-based credit facility, due March 31, 2006;

•	A $650 million asset-based term loan, due March 31, 2006;

•	A $680 million deposit funded credit facility, due September 30, 2007; and

•	$650 million in credit facilities for the company’s Goodyear Dunlop Tires Europe affiliate, due April 30, 2005.

Goodyear said it expects to replace these facilities with $3.35 billion in new five-year facilities that will be due in 2010 and include:

•	A $1.5 billion asset-based credit facility being arranged by JPMorgan and Citigroup;

•	A $1.2 billion second-lien term loan being arranged by JPMorgan and Deutsche Bank; and

•	The Euro equivalent of $650 million in credit facilities for the company’s Goodyear Dunlop Tires Europe affiliate being arranged by JPMorgan and BNP Paribas.

These facilities are subject to normal conditions and the execution of definitive documentation. The facilities are expected to close in early April and to carry lower interest rates than those they replace.

Following the filing of its Form 10-Q for the third quarter of 2004, Goodyear identified additional out-of-period adjustments affecting the third quarter and earlier periods. These adjustments will be included in the restatement of the company’s historical financial results, which will include a restatement of the third quarter of 2004. In the aggregate, these adjustments are not expected to have a material effect on 2004 net income.

As previously announced, Goodyear plans to make additional disclosures related to an Australian affiliate, South Pacific Tyres. These additional disclosures are required before Goodyear can file its financial statements.

The company has not yet completed its assessment of internal controls in accordance with the Sarbanes-Oxley Act, and Goodyear’s external auditors have not completed their 2004 audit, including internal controls. As previously disclosed, the company is committed to strengthening its internal controls and it is taking measures to address them. More information regarding these efforts is available in the company’s Form 10-Q for the third quarter of 2004.

Goodyear is the world’s largest tire company. Headquartered in Akron, Ohio, the company manufactures tires, engineered rubber products and chemicals in more than 80 facilities in 28 countries. It has marketing operations in almost every country around the world. Goodyear employs about 80,000 people worldwide.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including, without limitation, the finalization and audit of the company’s financial statements for the year ended December 31, 2004. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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